EXHIBIT 10.1

EMPLOYMENT AGREEMENT BETWEEN

PETCO ANIMAL SUPPLIES, INC. AND DAVID BOLEN

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of January 23, 2006 (the “Effective Date”) by and between PETCO Animal Supplies, Inc., a Delaware corporation (“PETCO” or “the Company”) and David Bolen (“Executive”). PETCO and Executive are hereinafter collectively referred to as the “Parties,” and are individually referred to as a “Party.”

RECITALS

A. PETCO desires to assure the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B. Executive desires to be employed by PETCO, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

Now, THEREFORE, in consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	EMPLOYMENT.

1.1	PETCO hereby employs Executive, and Executive hereby accepts employment by PETCO, upon the terms and conditions set forth in this Agreement, for the period commencing on January 23, 2006 and ending as provided in paragraph 4 hereof (the “Employment Period”).

1.2	Executive shall serve as Executive Vice President, Chief Merchandising Officer of the Company and shall report to the Chief Executive Officer of PETCO, initially having responsibility over merchandising, marketing or any other duties delegated to him by the CEO.

1.3	Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company, consistent with the bylaws of the Company and as required by the Company’s Board of Directors (“Board”) or Chief Executive Officer (“CEO”), and which are customarily associated with the position of his position as Chief Merchandising Officer.

1.4

Unless the Parties otherwise agree in writing, during the term of this Agreement, Executive shall perform his services at PETCO’s offices, located in San Diego, California or such other facilities of the Company as the Company and Executive may agree upon from time to time; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

2.	LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1	During the Employment Period, Executive shall devote his full business energies, interest, abilities and productive time to PETCO. This paragraph shall not preclude Executive from engaging in civic, charitable or religious activities, or from serving on boards of directors of companies or organizations that do not present any conflict with the interests of the Company or otherwise adversely affect the Executive’s performance of his duties.

2.2	Except with the prior written consent of the Board, Executive will not, during the Employment Period, or any period during which Executive is receiving compensation or any other consideration from the Company, including any payments pursuant to Section 4 herein, compete with the Company, either directly or indirectly, in any manner or capacity, as adviser, consultant, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of developing, manufacturing or marketing any product or service that is in the same field of use or that otherwise competes with a product or service that is offered, is actively under development, or is actively being considered for development by the Company.

2.3	Except as permitted herein, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest that Executive knows or should know is adverse or antagonistic to the Company, its business, clients, strategic partners, investors or prospects. Ownership by Executive, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.

3.	COMPENSATION AND BENEFITS.

3.1	The Company will pay Executive a Base Salary of Five Hundred Thousand Dollars ($500,000) per year in bi-weekly installments of $19,230.76. Such salary shall be prorated for any partial year of employment on the basis of a 365 day fiscal year.

3.2

Executive’s Base Salary shall be reviewed annually and adjusted in the Company’s sole discretion. Executive will be eligible to participate in the annual salary administration process in April 2007. Executive’s performance will be reviewed and an increase may be granted for the fiscal year 2006 based on satisfactory or above performance.

3.3	All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.4	Annual Performance Bonus - At the discretion of the Board of Directors, the Company will target a bonus payment for fiscal year 2006, based on eighty percent (80%) of Executive’s annual base salary (for the period January 29, 2006 through January 28, 2007, payable in March 2007.) Seventy five percent (75%) or $300,000 of the fiscal year 2006 target bonus will be paid upon presentation of evidence of Executive’s contract to purchase a home in San Diego County. Should Executive’s employment terminate, for any reason, prior to March 2007, Executive agrees to repay the full amount of any portion of the fiscal year 2006 target bonus that he has been paid. Subsequent bonus payments, if approved by the Board of Directors, are typically awarded in March. Executive must be employed at PETCO at the time the bonus is paid in order to be eligible to receive the payment.

3.5	During the Employment Period, the Company agrees to reimburse Executive for all reasonable and necessary business expenses subject to the Company’s standard requirements regarding the reporting and documentation of such expenses.

3.6	Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in the PETCO group medical, dental and vision plans upon hire. Executive will also be provided financial, investment, estate and tax planning services from AYCO Financial Services as a part of the Executive’s benefit package. These benefits are provided at no cost to the Executive. The Company may modify or cancel its benefit plan(s) in its discretion, consistent with the requirements of state or federal law.

3.7	Disability and Life Insurance - Executive will be eligible for short-term and long-term disability insurance and Company-paid Group Term Life Insurance equal to three times his annual earnings up to a maximum of $1,000,000.00 and AD&D Insurance upon hire. These benefits are provided at no cost to Executive.

3.8	401(k) Savings Plan - Executive will be eligible to participate in the Company sponsored 401(k) plan effective the first of the month following Executive’s one-year anniversary with the Company, provided that Executive meets all eligibility requirements. Executive may elect to contribute up to twenty (20) percent of his salary on a tax-deferred basis. PETCO will provide a matching fifty (50) percent contribution on the first three percent of Executive’s deferred salary contribution.

3.9	Executive shall, in accordance with Company policy, be entitled to receive twenty (20) days of Paid Time Off (PTO) upon the beginning of employment and an additional twenty (20) days on the one-year anniversary of employment and each anniversary thereafter. PTO must be taken according to the terms of PETCO’s policy. Executive shall not accrue more than eight weeks of PTO, and shall use such PTO in a manner that is minimally disruptive to Company’s business.

3.10	Non-Qualified Deferred Compensation Plan - Executive may contribute up to seventy-five percent of his base pay and up to one hundred percent of his bonus pay each calendar year into the non-qualified deferred compensation plan upon hire. PETCO has a discretionary match of $.50 on each dollar up to a maximum of three percent of an employee’s contribution for base pay and $.50 on each dollar up to a maximum of six percent of an employee’s contribution for bonus pay. Executive may enroll in the Plan within thirty days of hire and each year in December for the following year.

3.11	Subject to the Board’s approval, PETCO will grant Executive one hundred fifty thousand (150,000) stock options upon hire. All stock option grants are issued according to the terms of PETCO’s Stock Option Plan and are subject to approval by the Board of Directors. Options normally are granted annually in March under the plan. Executive’s initial options will vest one-half upon the first anniversary of hire, and one-half on the second anniversary. All future equity incentives will be a combination of stock options and restricted stock units, which will vest according to the terms of their agreements.

3.12	Executive shall receive, subject to all IRS requirements, a leased automobile commensurate with the Lexus LS 430 with accompanying insurance and gasoline card. This automobile lease use shall cease upon (i) Executive’s providing the Company of notice of his resignation; or (ii) the Company providing Executive notice of his termination.

3.13	PETCO Discount and Other Benefits - Executive will be eligible to participate in a number of PETCO-sponsored benefits including a twenty percent (20%) merchandise discount at all PETCO stores. Additionally, as a PETCO employee, Executive will receive discounted pet insurance through PetCare Pet Insurance, membership privileges at the San Diego County Credit Union, a discount at 24-Hour Fitness Centers, and discounted childcare at Children’s World Learning Centers. These benefits are effective upon hire.

3.14

Relocation Expenses - PETCO’s relocation policy requires that Executive execute a Repayment Agreement before the Company will assist with any relocation costs. This Repayment Agreement states that Executive will repay the Company a prorated portion of all relocation expenses if Executive leaves the employment of PETCO voluntarily or for cause prior to completing two years of service. A copy of the Repayment Agreement is attached hereto as Exhibit C. Subject to Executive’s execution of the Repayment Agreement, PETCO will provide Executive with the following relocation assistance to San Diego (all relocation expense reimbursements will be grossed up):

(1) Reimbursement for the cost of packing and moving Executive’s household goods to the San Diego area through the use of PETCO’s preferred carrier.

(2) Reimbursement for reasonable house-hunting trips prior to Executive’s move to San Diego inclusive of airfare, lodging, daily meal allowance and car rental. Travel arrangements will be made through PETCO’s on-site travel agent and Talent Acquisition Department.

(3) Reimbursement for normal and reasonable commissions and other usual and customary costs associated with the sale of Executive’s primary residence in Ohio and usual and customary closing costs associated with a new home purchase in San Diego. PETCO will not reimburse pre-paid interest, underwriting fees used to buy down interest rates or any recurring real estate costs as part of Executive’s relocation package.

(4) Reimbursement for the cost of temporary housing through June 15, 2006, if necessary for Executive prior to purchase of a home in San Diego. Temporary housing will be arranged through PETCO’s Talent Acquisition Department.

(5) A discretionary allowance of Five Thousand Dollars ($5,000) to be used for any incidental expenses during Executive’s move to San Diego.

4.	TERM.

PETCO is an “at will” employer and as such, employment with PETCO is not for a fixed term or definite period and may be terminated at the will of either party, with or without cause, and without prior notice. No supervisor or other representative of the company (except PETCO’s CEO) has the authority to enter into any agreement for employment for any specified period of time, or to make any agreement contrary to the above. This is the final and complete agreement on this term. Any contrary representations which may have been made or which may be made to Executive are superseded by this Agreement.

(a)	If the Employment Period is terminated by the Company, or by Executive’s resignation, or as a result of Executive’s death or permanent disability, Executive shall be entitled to receive his Base Salary through his termination date plus any accrued but unused vacation.

(b)	Notwithstanding the at-will nature of the employment relationship between PETCO and Executive, if Executive’s employment is terminated by

PETCO without Cause and explicitly conditioned upon Executive’s furnishing to the Company an executed waiver and release of claims (in substantially the form of Exhibit A, which is attached to this Agreement), Executive shall be entitled to receive:

(i)	A lump sum payment equal to 18 months of his current base salary in effect as of the date of termination, subject to standard deductions and withholdings, payable within twenty (20) days after the date of termination; and

(ii)	Continued medical benefits for a period of 18 months, to the extent permitted under COBRA.

(c)	For purposes of this Agreement, “Cause” shall mean:

(i)	Any act that, in the discretion of the Board, is materially contrary to the best interests of the Company;

(ii)	The failure or refusal by Executive to perform his duties hereunder that has not been remedied within ten (10) business days after written demand for substantial performance has been delivered to Executive by the Company, which demand identifies the manner in which Company believes that the Executive has not performed such duties and the steps required to cure such failure to perform;

(iii)	The conviction of Executive of, or the entering of a plea of nolo contendere by Executive with respect to a felony; or

(iv)	Executive’s drug or alcohol addiction.

(d)	Executive will also be entitled to the severance benefits in Section 4(b) above, should Executive terminate his employment for Good Reason, and explicitly conditioned upon Executive’s furnishing the Company an executed waiver and release of claims (in substantially the form of Exhibit A, which is attached to this Agreement).

For purposes of this Agreement, “Good Reason” shall mean:

(i)	A reduction or adverse change, without the express written consent of Executive, in Executive’s duties, authority, functions, title or status as provided herein;

(ii)	PETCO’s failure to pay Executive’s base salary or any failure to pay Executive compensation or benefits to which he is entitled, which is not cured within five (5) business days of the written notice of such breach to the Company;

(iii)	PETCO’s requiring Executive to relocate to a place outside a fifty (50) mile radius of its present location in San Diego, California,

excluding reasonably required travel on the Company’s business that is not materially greater than travel generally required for Executive’s position;

(iv)	A material breach of any provision of this Agreement by the Company; or

(v)	The failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company (a “Change in Control” as defined below) within 60 days after a merger, consolidation, sale or similar transaction, unless assumption occurs by operation of law.

A “Change in Control” shall be deemed to occur:

(a) if any person or entity (or related group of persons or entities) other than persons or entities owning more than five percent of the Company’s outstanding securities as of the effective date of the Agreement is or becomes the “beneficial owner” (within the meaning of Rule 13d 3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b) upon the consummation of a Transaction which was previously approved by the Company’s stockholders; or

(c) if, during the term of the Plan, members of the Incumbent Board cease for any reason to constitute at least a majority of the Board.

Notwithstanding the foregoing, a Change in Control pursuant to subparagraphs (b) and (c) above shall not be deemed to occur if immediately following the consummation of a Transaction or other event approved by the incumbent Board, holders of the Company’s voting securities immediately prior to a Transaction either continue to own at least 50% of the combined voting power of the Company’s then outstanding voting securities if the Company survives the Transaction or then own voting securities representing at least 50% of the combined voting power of each surviving entity after a Transaction.

For the purposes of this Section 4(d), a “Transaction” means a merger, consolidation or reorganization, a distribution of the Company’s assets to the stockholders of the Company by spin-off, split-up or otherwise, a sale or disposition of all or substantially all of the Company’s assets or a liquidation or dissolution of the Company. In addition to the benefits in Section 4(b) above, in the event of a Change in Control, all of Executive’s unvested stock options in the Company shall immediately vest, which shall be exercisable within 90 days. For termination based on a Change in Control only, Executive shall also be entitled to receive an annualized bonus percentage payable at the time of termination.

5.	AMENDMENT AND WAIVER.

5.1	The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.	CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

6.1	Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached and amended hereto as Exhibit B.

6.2	Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company, (hereinafter referred to as “Confidential and Proprietary Information”). Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use any Confidential and Proprietary Information except on behalf of the Company, without the prior written consent of the Company.

6.3

While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company’s Confidential and Proprietary Information from unauthorized use, that Executive will not, either directly or through others, solicit or attempt to solicit: (i) any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or (ii) the business of any customer, vendor or distributor, partner or strategic alliance of the Company which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Company.

7.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Due to the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8.	NOTICES.

8.1	All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company: PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121, Attn: Chairman of the Board of Directors

with a copy to:

Leonid M. Zilberman, Wilson Petty Kosmo & Turner LLP, 550 West C Street, Suite 1050, San Diego, CA 92101

If to Executive: David Bolen, 7592 Yennicook Way, Hudson, OH 44236

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

9.	CHOICE OF LAW.

This Agreement is made in San Diego, California. The parties agree that it shall be construed and interpreted in accordance with the laws of the State of California.

10.	INTEGRATION.

This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties unless otherwise expressly referenced above.

11.	AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the CEO.

12.	WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

13.	SEVERABILITY.

The finding by a court or arbitrator of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that will most accurately represent the parties’ intention with respect to the invalid or unenforceable term or provision.

14.	INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, his own independent counsel with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.	REPRESENTATIONS AND WARRANTIES.

Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

16.	ARBITRATION.

16.1	The Parties agree to arbitrate any dispute, claim, or controversy (“Claim”) including, but not limited to, claims of employment discrimination and harassment under Title VII of the Civil Rights Act, as amended, and the California Fair Employment & Housing Act, age discrimination under the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, 42 U.S.C. section 1981, the Employment Retirement Income Security Act, the California Labor Code, breach of employment contract or the implied covenant of good faith and fair dealing, wrongful discharge, or tortious conduct (whether intentional or negligent) including defamation, misrepresentation, fraud, infliction of emotional distress, but excluding claims for workers’ compensation benefits or claims for wages before the California Department of Industrial Relations.

16.2	The arbitration shall be conducted by a single neutral arbitrator in accordance with the rules issued by the American Arbitration Association (“AAA”) for resolution of employment disputes. The arbitration shall take place in the City of San Diego. The Company will pay the fee for the arbitration proceeding, as well as any other charges by the AAA.

16.3	The Arbitrator shall issue a written decision or award. The decision or award of the arbitrator shall be final and binding upon the Parties. The arbitrator shall have the power to award any type of relief that would be available in a court of competent jurisdiction. Any award may thereafter be entered as a judgment in any court of competent jurisdiction. Executive agrees that any relief to which he is entitled arising out of his employment or cessation of that employment shall be limited to that awarded by the arbitrator.

16.4	Executive agrees to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of any claims.

16.5

A court construing this Agreement may modify, or interpret it to the extent and such manner as to render it enforceable. If this Agreement is declared unenforceable and cannot be administered, interpreted, or modified to be enforceable, Executive agrees to waive any right he may have to a jury trial with respect to any dispute or claim against the Company relating to his employment, his termination from employment, or any terms and conditions of his employment with the Company.

16.6	Executive has agreed to this arbitration provision in consideration of his employment by the Company and upon consultation with private counsel.

17.	LITIGATION COSTS.

Should any litigation, arbitration, or administrative action be commenced between the Parties or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the Party or Parties prevailing in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for that Party’s attorney’s fees, which shall be determined by the court, arbitrator, or administrative agency.

18.	TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

David Bolen	James Myers, CEO
PETCO Animal Supplies, Inc.

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 4 of the Employment Agreement dated January 23, 2006 to which this form is attached, I, David Bolen (“Executive”), hereby furnish PETCO Animal Supplies, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns, affiliates and benefit plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment or the termination of my employment, including but not limited to claims pursuant to any federal, state or local law relating to employment, such as discrimination claims under the California Fair Employment and Housing Act, the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or Title VII of the Civil Rights Act of 1964, or claims for wrongful termination, breach of the covenant of good faith and fair dealing, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this release and waiver is knowing and voluntary, and that the consideration given for this release and waiver is in addition to anything of value to which I was already entitled as an Executive of the Company.

I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims which may arise after this release and waiver is executed; (b) I have the right to consult with an attorney prior to executing this release and waiver (although I may choose voluntarily not to do so); and if I am over 40 years old upon execution of this (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this release and waiver (although I may choose voluntarily to execute this release and waiver earlier); (d) I have seven (7) days following the execution of this release and waiver to revoke my consent to this release and waiver; and (e) this release and waiver shall not be effective until the seven (7) day revocation period has expired.

Date:
EXECUTIVE

EXHIBIT B

PETCO EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by PETCO Animal Supplies, Inc. (the “COMPANY”), and the compensation now and hereafter paid to me, I, David Bolen, (“Executive”), hereby agree as follows:

1.	NONDISCLOSURE

1.1 RECOGNITION OF COMPANY’S RIGHTS; NONDISCLOSURE.

At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the CEO of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 PROPRIETARY INFORMATION. The term “PROPRIETARY INFORMATION” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “PROPRIETARY INFORMATION” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries developments, designs and techniques (hereinafter collectively referred to as “INVENTIONS”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“THIRD PARTY INFORMATION”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS AND OTHERS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.	ASSIGNMENT OF INVENTIONS.

2.1 PROPRIETARY RIGHTS. The term “PROPRIETARY RIGHTS” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “PRIOR INVENTIONS”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 ASSIGNMENT OF INVENTIONS. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “COMPANY INVENTIONS.”

2.4 NONASSIGNABLE INVENTIONS. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “SECTION 2870”). I have reviewed the Notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within six (6) months after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 GOVERNMENT OR THIRD PARTY. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this Section 2.8, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.	RECORDS.

I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.	ADDITIONAL ACTIVITIES.

I agree that during the period of my employment by the Company I will not without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5.	NO CONFLICTING OBLIGATION.

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breech any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.	RETURN OF COMPANY DOCUMENTS.

When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary

Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7.	LEGAL AND EQUITABLE REMEDIES.

Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement, including paragraph 16 of my Employment Agreement which requests Arbitration.

8.	NOTICES.

Any notices required or permitted hereunder shall be given to the appropriate party at the address listed in Employment Agreement. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.	NOTIFICATION OF NEW EMPLOYER.

In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.	GENERAL PROVISIONS.

10.1 GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, which is governed by my Employment Agreement.

10.6 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 ENTIRE AGREEMENT. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. Except for my Employment Agreement, this Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof. In the event of any conflict between the terms of this Agreement and my Employment Agreement, my Employment Agreement shall prevail. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:
David Bolen

ACCEPTED AND AGREED TO:

PETCO Animal Supplies, Inc.

Dated:
James Myers, CEO

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2.	Result from any work performed by you for the Company. To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable. This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

Dated:
David Bolen

ACCEPTED AND AGREED TO:

PETCO Animal Supplies, Inc.

Dated:
James Myers, CEO

EXHIBIT B

TO:	PETCO Animal Supplies, Inc.

FROM:	David Bolen

DATE:

SUBJECT:	PREVIOUS INVENTIONS

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by PETCO Animal Supplies, Inc. (the “COMPANY”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company: ☒ No inventions or improvements. ☐ See below:                                                                                                                                                       ☐ Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies): INVENTION OR IMPROVEMENT PARTY(IES) RELATIONSHIP                                                                                    1.                                                                        2.                                                                        3.

EXHIBIT C

PETCO RELOCATION REPAYMENT AGREEMENT

This Relocation Repayment Agreement is made between PETCO Animal Supplies, Inc. (“PETCO”) and the undersigned associate (“Associate”).

Associate has accepted employment with PETCO and will receive certain relocation advances from PETCO as described on the attached letter. Associate has agreed to repay a portion of the advances if employment is terminated voluntarily by associate or for cause by PETCO prior to a specified date, all as more clearly set forth in this Agreement.

In consideration of the mutual covenants of the Agreement, both parties agree to the following:

1.	REIMBURSEMENT OF EXPENSES: Associate agrees to reimburse PETCO for a portion of the relocation expenses received if his/her employment is terminated either voluntarily by the associate or for cause by PETCO within two years of the Associate’s employment date; all as set forth in the letter. The amount of repayment to PETCO by the Associate shall be determined by dividing the advance by 730 and multiplying the result by the number of days from the termination date to the second anniversary date of the Associate. The Associate agrees that this obligation to reimburse PETCO shall arise in the event of termination or employment within two years from the employment date unless the termination is the result of layoff or reduction in force.

2.	AUTHORIZATION TO WITHOLD: The Associate hereby authorizes PETCO to withhold any sums due to PETCO pursuant to this Agreement from his/her final paycheck. This authorization will not preclude PETCO from pursuing legal action to collect any amounts due.

1.	Governing Law and Venue: This Agreement shall be construed and enforced according to the laws of the State of California.

I have read, understood and agree to the above terms.

Associate:	Date:

PETCO:	Date: